Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 and Registration Statement No. 333-167108 on Form S-3 of our report dated June 17, 2011, relating to the combined financial statements of the Southeast Texas Midstream Business (which report expresses an unqualified opinion including an explanatory paragraph referring to the preparation of the combined financial statements from the separate records maintained by DCP Midstream, LLC), appearing in this Current Report on Form 8-K of DCP Midstream Partners, LP dated June 17, 2011.

/s/ Deloitte & Touche LLP

Denver, Colorado

June 17, 2011